Exhibit 99.1

Runway Growth Credit Fund Provides Fourth Quarter 2020 Portfolio Update

– $132.4 Million in Funded Loans

– Total Loan and Investment Originations Since Inception Grows To $857.4 Million and $769.5 Million in Funded Investments

WOODSIDE, CA, January 12, 2021—Runway Growth Credit Fund Inc. (the “Fund” or “Runway Growth”), a leading provider of growth loans to both venture and non-venture backed companies seeking an alternative to raising equity, provided an operational and portfolio update for the fourth quarter ended December 31, 2020.

“Investment activity was strong during the fourth quarter and we believe that our pipeline entering 2021 is quite attractive. We completed $132.4 million in loans and other investments to new and existing portfolio companies during the fourth quarter. We are seeing strong interest in our life sciences vertical and demand for growth loans in the technology sector is increasing and approaching pre-COVID-19 levels,” said Runway Growth CEO, David Spreng. “In a year challenged by economic uncertainty, market volatility, and financial hardship, we are pleased to support the growth of new and existing portfolio companies. In doing so, we diversified and expanded our portfolio to $510 million in loan principal outstanding to 23 companies across multiple technology and life sciences sectors in North America and the United Kingdom."

COVID-19’s Current Impact

Since the onset of the COVID-19 pandemic, our primary priorities have been 1) the health and well-being of our team, while maintaining our current business operations, and 2) protecting our investors’ capital by supporting the efforts of our portfolio companies to adjust to the uncertain and rapidly changing environment. Our business continuity/work from home plan continues and our team, in four locales, is working together seamlessly on a socially-distanced basis. We expect that our work from home protocols will remain in place through the first half of 2021 and, for some of our team, potentially longer. We continue to work closely with our portfolio companies to identify and assess their current business circumstances and the impact of the COVID-19 pandemic on their teams, business, liquidity, and capital structures, and our portfolio companies have responded well. We are pleased with the adaptability and resilience demonstrated by our team, our business partners, and our portfolio companies. With more than nine months of remote operations behind us, we believe we have proven we can successfully originate, underwrite, and monitor investments without business travel and with the effective use of technology to maintain strong communications and build relationships.

●	Liquidity and Capital Resources: At 12/31/2020, our available liquidity and capital resources exceeded $180.9 million, consisting of cash of $14.9 million, $116 million in undrawn availability under our $215 million revolving credit facility agented by KeyBank National Association, and approximately $50 million in undrawn equity capital commitments from investors in our Second Private Offering. As previously announced, during the fourth quarter of 2020, the Fund increased its revolving credit facility from $100 million to $215 million and added three new lenders.

●	Portfolio Construction and Management: At 12/31/2020, our portfolio included 23 portfolio company debt investments and 30 equity investments (which includes warrants received in conjunction with our debt financings) to a group of well-diversified companies in technology, life sciences, healthcare information and services, consumer and business services, and internet retail. Our portfolio is diversified by industry, region, and sponsor. We engage in active communications with our portfolio companies as part of our normal business operations and have added to the frequency of our communications as recent macro-and-micro economic factors have dictated. The performance of growth stage and venture-backed companies can be highly variable and impacted by many factors that influence revenue, profitability, and the ability to raise additional capital. We monitor these developments closely in partnership with our portfolio companies. We believe our portfolio quality remains strong, and we have recorded no realized credit losses since the onset of the COVID-19 pandemic.

●	Growth Debt Market and New Investment Activity: During the fourth quarter of 2020, the pace of new investment activity returned to comparable 2019 levels. We continue to actively evaluate new transactions and there has been a noticeable increase in deal flow as a result of our market outreach programs and strong company performance in certain segments of the technology and life sciences markets. We believe that the demand for capital in our core markets, including our life sciences practice, which launched in March 2020, will grow and remain strong. During the fourth quarter of 2020, we saw a number of new opportunities in the life sciences market and other verticals that would have been served by other sectors of the private credit market prior to the COVID-19 pandemic and associated market upheaval. The market for high quality investment opportunities, however, is trending toward the competitive levels similar to those experienced in periods prior to the onset of the COVID-19 pandemic.

Originations

Runway Growth funded six loans and other investments during the fourth quarter ended December 31, 2020, including three new investments in new portfolio companies and three follow-on investments in existing portfolio companies, as follows:

●	$45 million new senior secured term loan commitment to FiscalNote, Inc. (“FiscalNote”), the entirety of which was funded during the fourth quarter of 2020. Founded in 2013, FiscalNote is a global technology and media company focused on delivering timely and relevant policy information in a complex and evolving world. More than 4,000 clients worldwide rely on FiscalNote for policy news & analysis, tracking, stakeholder management, collaboration and advocacy tools. FiscalNote’s products and services bring clarity to unstructured and disparate government data sources, ultimately helping people and organizations better understand and act on the issues that matter to them;

●	$50 million senior secured term loan commitment to Gynesonics, Inc.(“Gynesonics”), $30 million of which was funded during the fourth quarter of 2020. Gynesonics is a women’s healthcare company focused on the development of minimally invasive solutions for symptomatic uterine fibroids. Gynesonics’ treatment system is a breakthrough alternative to hysterectomy and myomectomy, and can treat a wide range of fibroid types, sizes, and locations. The fibroids are treated from inside the uterus, so the Sonata® Treatment requires no incisions, no tissue is surgically removed, and the uterus is preserved;

●	$50 million senior secured term loan commitment to VERO Biotech LLC (“VERO”), $25 million of which was funded during the fourth quarter of 2020. VERO is a biotechnology company focused on the design, development, and commercialization of next-generation products to address the unmet medical needs of patients with a variety of pulmonary and cardiac diseases. VERO seeks to improve the lives of patients by leading the development of innovative technologies for inhaled nitric oxide delivery in the acute care hospital setting and beyond, wherever inhaled nitric oxide treatment is needed.

●	$30 million additional senior secured term loan to existing portfolio company Brilliant Earth, Inc.

●	$2.4 million advances in total to two additional existing portfolio companies.

Liquidity Events

During the fourth quarter ended December 31, 2020, Runway Growth experienced the following liquidity events totaling $28.1 million, including:

●	In December, Scale Computing, Inc. prepaid its outstanding principal balance of $15.8 million including interest and associated fees.

●	In December, Dejero Labs, Inc. prepaid its outstanding principal balance of $11.8 million including interest and associated fees.

In December, in conjunction with the Porch.com, Inc. merger into special purpose acquisition company (“SPAC”) PropTech Acquisition Corp. (NASDAQ: PTA, now PRCH), Runway Growth exercised our warrant in Porch.com and received 38,079 shares of common stock of PRCH. Additionally, on December 22, 2020, current portfolio company Ouster, Inc. (“Ouster”) publicly announced its plan to merge with SPAC Colonade Acquisition Corp. (NYSE: CLA). The transaction is subject to approval of CLA shareholders and, if approved, is expected to close during the first half of 2021. The Fund holds a warrant in Ouster Inc. Series B Preferred Stock, which, post-transaction, would represent approximately 1.8 million shares of Ouster common stock upon exercise. If successfully completed, Ouster’s transaction with CLA would result in Fund ownership of approximately 1.2 million shares of CLA common stock.

Further reflecting on fourth quarter and full year 2020, Spreng added: “In the first half of 2020, there was great uncertainty in our economy and the capital markets. Throughout the year, we actively engaged with our portfolio companies to help them address those uncertainties. Our portfolio companies are making prudent decisions and delivering results that have led to favorable portfolio performance for the Fund. In addition, our team has embraced the new work from home protocol. We funded nearly $300 million in loans in 2020 in a difficult environment. We will continue to make prudent growth and venture debt investments as companies seek our financing solutions. We believe that we have a conservative balance sheet with substantial liquidity in the form of cash, unutilized revolving credit facility capacity and undrawn equity capital commitments. In 2021, we expect the Fund will surpass the $1.0 billion milestone in loan commitments originated since beginning operations in December 2016. I want to thank our investors, our team, and portfolio companies for their effort and support in creating successful outcomes for portfolio companies, their employees, and our investors.”

About Runway Growth Capital LLC and Runway Growth Credit Fund, Inc.

Runway Growth Capital LLC is the investment advisor to Runway Growth Credit Fund Inc., a lender of growth capital to companies seeking an alternative to raising equity. Led by industry veteran David Spreng, the Fund provides senior term loans of $10 million to $50 million to fast-growing companies primarily based in the United States and Canada. The Fund is a closed-end investment fund that has elected to be regulated as a business development company under the Investment Company Act of 1940. For more on the Fund and its manager, Runway Growth Capital LLC, please visit our website at www.runwaygrowth.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Runway Growth’s filings with the Securities and Exchange Commission. Runway Growth undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Thomas B. Raterman, Chief Financial Officer, tr@runwaygrowth.com

Jay Kolbe, Partner, Impact Partners jay@Impactpartnerspr.com